Exhibit 99.1

Contact:

William A. Hockett

EVP Corporate Communication

(801) 584-3600

Email: bhockett@myriad.com

www.myriad.com

FOR IMMEDIATE RELEASE

MYRIAD GENETICS, INC. REPORTS RESULTS FOR

FIRST QUARTER OF FISCAL 2006

- Net Loss Shrinks on Strong Predictive Medicine Revenues -

Salt Lake City, October 26, 2005 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for the first quarter of fiscal 2006. For the three-month period ended September 30, 2005, predictive medicine revenues increased to $21.5 million from $14.4 million in the same quarter of the prior year, an increase of 49%. Growth in predictive medicine revenues resulted from increased market penetration across all four product lines.

Total revenues for the first quarter of fiscal 2006 were $25.1 million, up 50% from $16.7 million in the same quarter of the prior year. Research revenues were $3.6 million for the first quarter of fiscal 2006, compared with $2.3 million for first quarter of fiscal 2005, an increase of 57%. While this level of research revenues represents growth compared to the first fiscal quarter of the prior year, we expect that our continued focus will be our internal drug development and predictive medicine programs and we plan to continue to de-emphasize external research collaborations.

For the first fiscal quarter ended September 30, 2005, gross profits from predictive medicine were $15.7 million, compared to $10.2 million for the same quarter of the prior year, an increase of 54%. The gross profit margin on the predictive medicine business was 73% for the first quarter of fiscal 2006, compared with 71% for the first quarter of the prior year.

Research and development expenses for the three months ended September 30, 2005 were $18.5 million compared to $13.1 million for the same three-month period in the prior year. This increased investment in research and development was primarily due to increased clinical trial expenses associated with the continuing development of our therapeutic products targeted for prostate cancer, brain cancer, solid tumors, blood cancer, metastatic cancer and Alzheimer’s disease.

“We are pleased with the strong growth in predictive medicine product revenues during what has traditionally been a weaker sales quarter,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “In addition, we believe that the progress in our thrombosis and HIV therapeutic programs has kept us on track towards submitting one or two new IND applications this fiscal year.”

Selling, general and administrative expenses for the first quarter of fiscal 2006 were $10.9 million, compared with $10.0 million for the same quarter of the prior year. This increase of 9% was primarily attributable to general costs associated with the growth in predictive medicine revenues and our therapeutic development efforts.

The net loss for the first quarter of fiscal 2006 was $9.2 million, or $0.30 per share, compared with a net loss of $10.0 million, or $0.33 per share for the same quarter in the prior year. This is a reduction in net loss of $0.8 million, or 8%. As of September 30, 2005, Myriad remains in strong financial condition, with approximately $103 million in cash, cash equivalents and marketable investment securities. The Company has no debt or convertible securities.

Flurizan Follow-on Data at 18-Months to be Presented November 15, 2005

Patients in Myriad’s follow-on Phase 2 study of Flurizan, the Company’s lead therapeutic product candidate for the treatment of Alzheimer’s disease, have now been on study medication for over 18 months. The 18-month follow-on data has been analyzed and is scheduled for presentation by Dr. Sandra Black, co-lead investigator for Myriad’s Phase 2 trial, on Tuesday, November 15, 2005 at 9:15 a.m., during Neuroscience 2005, the 35th Annual Meeting of the Society for Neuroscience. This meeting will be held at the Washington Convention Center in Washington, DC, from November 12 – 16, 2005.

Conference Call and Webcast – 10:30 a.m. Today

A conference call with Company management will be held today at 10:30 a.m. Eastern Time with investors and media to discuss these results and recent events at the Company. Between 10:15 a.m. and 10:30 a.m., the dial-in number for domestic callers is (888) 589-2821. International callers may dial (706) 634-2173. A replay of the call will be made available for one week, beginning two hours after the call, and can be accessed by dialing (800) 642-1687 or (706) 645-9291, and entering conference ID #1770098. The audio conference call can also be accessed on the Web at www.myriad.com

Myriad Genetics, Inc. is a leading biopharmaceutical company focused on the development and marketing of novel healthcare products. The Company develops and markets proprietary predictive medicine products, and is developing and intends to market a number of promising therapeutic products in the fields of cancer, Alzheimer’s disease and viral disease. Myriad’s news and other information are available on the Company’s website at www.myriad.com.

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to increased market penetration for the Company’s predictive medicine products, strong growth in predictive medicine product revenues, the Company’s continued focus on internal drug development and predictive medicine programs and reduced focus on external research collaborations, continued development of the Company’s therapeutic products in clinical trials and the expenses associated therewith, and the submission of one or two IND applications before the end of the fiscal year. These forward looking statements are based on management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth or implied by forward-looking statements. These risks and uncertainties include, but are not limited to, our inability to further identify, develop and achieve commercial success for new products and technologies; our ability to discover drugs that are safer and more efficacious than our competitors; our ability to develop predictive medicine products that help assess which patients are subject to greater risk of developing diseases and who would therefore benefit from new preventive therapies; the possibility of delays in the research and development necessary to select drug development candidates and delays in clinical trials; the risk that clinical trials may not result in marketable products; the risk that we may be unable to successfully finance and secure regulatory approval of and market our drug candidates, or that clinical trials will be completed on the timelines we have estimated; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; our ability to protect our proprietary technologies; patent-infringement claims; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” in our Annual Report on Form 10-K for the year ended June 30, 2005, which has been filed with the Securities and Exchange Commission. All information in this press release is as of October 26, 2005 and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended
	Sep. 30, 2005	Sep. 30, 2004
REVENUES:
Predictive medicine revenue	$21,529	$14,429
Research revenue	3,585	2,281

Total revenues	25,114	16,710

COSTS AND EXPENSES:
Predictive medicine cost of revenue	5,803	4,239
Research and development expense	18,466	13,132
Selling, general and administrative expense	10,898	9,956

Total costs and expenses	35,167	27,327

Operating loss	(10,053)	(10,617)

Other income (expense):
Interest income	811	632
Other	—	(7)

	811	625

Net loss	$(9,242)	$(9,992)

Basic and diluted loss per share	$(0.30)	$(0.33)

Basic and diluted weighted average shares outstanding	30,886	30,649

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Sep. 30, 2005	Jun. 30, 2005
Cash, cash equivalents, and marketable investment securities	$102,997	$113,843
Trade receivables, net	18,747	17,236
Other receivables	978	1,145
Prepaid expenses	4,639	3,331
Equipment and leasehold improvements, net	17,875	18,466
Other assets	4,799	4,937

Total assets	$150,035	$158,958

Accounts payable and accrued liabilities	$18,348	$22,033
Deferred revenue	3,999	1,252
Stockholders’ equity	127,688	135,673

Total liabilities and stockholders’ equity	$150,035	$158,958